OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES

                  EXHIBIT 21.  SUBSIDIARIES OF THE REGISTRANT

Optical Coating Laboratory, Inc. was incorporated in Delaware in 1948. The Company was reincorporated in California in 1963 and again reincorporated in Delaware November 2, 1987.

Optical Coating Laboratory, Inc. has the following subsidiaries:

                                             PERCENT OF      PLACE OF
SUBSIDIARY NAME                              OWNERSHIP     INCORPORATION

OCLI International Service Corporation        100%           California

OCLI Foreign Sales Corporation                100%                 Guam

OCLI Optical Coatings Limited                 100%             Scotland

OCLI Optical Coating Laboratory GmbH          100%              Germany

MMG Glastechnik GmbH                          100%              Germany

OCLI Monitor Produkte GmbH                    100%              Germany

OCLI Optical Coatings Espana S.A.             100%                Spain

Optical Coating Laboratory B.V.               100%          Netherlands

Optical Coating Laboratory EURL               100%               France

Optical Coating Laboratory Srl                100%                Italy

OCLI Monitor Products Srl                     100%                Italy

Flex Products, Inc.                            60%             Delaware